Exhibit 4.5

ALLOCATION AGREEMENT

This ALLOCATION AGREEMENT (the “Agreement”) is made and entered into as of March 24, 2014, by and among Hortonworks, Inc., a Delaware corporation (the “Company”) and Passport Capital, LLC (the “Investor”). All capitalized terms not otherwise defined shall have the respective meanings ascribed thereto in Section 4.

WHEREAS, concurrently with the execution of this Agreement, (i) the Company and (ii) Passport and certain other investors (collectively, the “Series D Investors”) are executing a Series D Preferred Stock Purchase Agreement (the “Series D Agreement”) pursuant to which the Series D Investors are agreeing to purchase shares of the Company’s Series D Preferred Stock (the “Series D Stock”);

WHEREAS, the Investor is acting as a lead investor in connection with the sale of the shares of Series D Stock by the Company pursuant to the Series D Agreement (the “Series D Financing”);

WHEREAS, in consideration of the Investor acting as a lead investor in the Series D Financing, the Company agrees to make certain arrangements to allow the Investor to participate in a future offering of the Company’s Common Stock in accordance with the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Allocation of Shares and Private Placement Right.

1.1 Allocation. Subject to the requirements of the Securities Laws and Regulations and subject to the other provisions of this Agreement (including, without limitation, Section 1.2 below), the Company agrees to use its reasonable best efforts to cause the managing underwriters of any Qualified Initial Public Offering to allocate to the Investor such number of shares, up to the Investor Maximum Allocated Shares, as the Investor desires to purchase, on the terms set forth in this Agreement. The shares of Common Stock so offered shall be offered on the same terms and at the same price at which they are being offered to the public pursuant to the Company’s registration statement with respect to the Qualified Initial Public Offering. The Investor shall be entitled to apportion the rights granted pursuant to Sections 1.1 through 1.5 hereof among itself and its partners and Affiliates in such proportions as it deems appropriate.

1.2 Managing Underwriters’ Limitation Right. Notwithstanding the foregoing, in the event that the managing underwriters of the Qualified Initial Public Offering determine, in good faith, that the purchase of the Investor Maximum Allocated Shares by the Investor would be detrimental to the Qualified Initial Public Offering, then the managing underwriters may, in their sole discretion, by written notice delivered to the Company and the Investor, reduce the number of Investor Maximum Allocated Shares to be allocated to the Investor for purchase in the Qualified Initial Public Offering to such number of shares as the underwriters, in good faith, determine is appropriate to ensure the success of the Qualified Initial Public Offering (any such reduced amount, the “Adjusted Investor Maximum Allocated Shares”) (which amount may, for the avoidance of doubt, be equal to zero if determined to be appropriate by the managing underwriters). In no event shall the number of Investor Maximum Allocated Shares to be allocated to the Investor for purchase in the Qualified Initial Public Offering pursuant to this Agreement be reduced unless (i) all other shares proposed by the Company to be allocated to any other issuer-directed purchaser in the Qualified Initial Public Offering (including as part of any directed share program) have been reduced to zero and (ii) the Company’s board of directors has consulted with the managing underwriters for the Qualified Initial Public Offering and the board of directors also concludes, acting in good faith, that such reduction is appropriate to ensure the success of the Qualified Initial Public Offering. Notwithstanding the foregoing, in the event that the Adjusted Investor Maximum Allocated Shares for the Investor is less than 5.0% of the total number of shares sold in the Qualified Initial Public Offering (excluding any shares sold or to be sold pursuant to any over-allotment or green shoe option) whether sold by the Company or by selling stockholders (the “Allocation Minimum”), then in such event, the Investor (so long as the Investor is an “accredited investor” within the meaning of Rule 501 under the Act) shall have the right to purchase in the Private Placement (as defined below) the number of shares of the Company’s Common Stock as shall equal the difference between the number of Investor Maximum Allocated Shares and the number of Adjusted Investor Maximum Allocated Shares, if any (the “Partial Private Placement Shares”) at a price per share equal to the price to the public in the Qualified Initial Public Offering, and subject to the other terms and conditions provided in Section 1.7 below. For purposes of clarification, if the Adjusted Investor Maximum Allocated Shares is greater than or equal to Allocation Minimum, then the Investor shall have no right to purchase the Partial Private Placement Shares in the Private Placement pursuant to this Agreement.

1.3 Notice of Qualified Initial Public Offering. Promptly after the Company first publicly files with the SEC a registration statement covering shares of its Common Stock for a Qualified Initial Public Offering (not including any confidential submissions of draft registration statements pursuant to the Jumpstart Our Business Startups Act of 2012, as amended from time to time), the Company will notify the Investor in writing (the “Offering Notice”) of the Company’s intent to undertake the Qualified Initial Public Offering, which Offering Notice shall be provided even if a representative designated by the Investor as an observer to attend meetings of the Company’s board of directors shall have previously received similar information. Such Offering Notice shall include a copy of the publicly-filed registration statement as filed with the SEC and shall set forth the anticipated schedule for such Qualified Initial Public Offering, including (i) the approximate date that the Company expects to print and distribute preliminary prospectuses relating to the Qualified Initial Public Offering, (ii) the anticipated date on which the Company and the managing underwriters will begin the marketing effort generally known as the “road show”, (iii) the anticipated date that the shares to be included in the Qualified Initial Public Offering will be first offered to the public, (iv) a range of valuations within which the pricing of the shares to be offered in the Qualified Initial Public Offering may occur, (v) the anticipated closing date of the Qualified Initial Public Offering and (vi) if known at the time of such Offering Notice, the Adjusted Investor Maximum Allocated Shares to be allocated to the Investor, if less than the Investor Maximum Allocated Shares. The Company and the Investor acknowledge that the schedule and any valuation ranges in such Offering Notice will be based upon the Company’s reasonable best estimate of the timing of the Qualified Initial Public Offering and the expected valuation of the Company, but that such schedule and such valuation are subject to substantial revision based upon market conditions, disclosure issues that may arise during the preparation of the registration statement, interaction with the SEC regarding the registration statement and other factors. The Company may periodically provide written updates regarding the schedule and valuation range provided to the Investor as well as the Adjusted Investor Maximum Allocated Shares as the process for the Qualified Initial Public Offering progresses.

1.4 Preliminary Indication of Interest. No later than five (5) business days prior to the date specified in the Offering Notice (as updated from time to time by the Company in writing) on which the Company expects to begin distribution of preliminary prospectuses relating to the Qualified Initial Public Offering (the “Response Period”), the Investor may provide to the Company and the managing underwriters for the Qualified Initial Public Offering a written statement setting forth the aggregate dollar amount that the Investor is interested in purchasing in the Qualified Initial Public Offering. The Company and the Investor acknowledge that this indication of interest is not intended to be an offer to purchase from the Investor, but merely an indication of interest to assist the Company and the managing underwriters in structuring the Qualified Initial Public Offering and preparing appropriate disclosure in the registration statement. The failure by the Investor to notify the Company and the managing underwriters within the Response Period of its interest in purchasing shares in the Qualified Initial Public Offering shall terminate the Investor’s right to purchase shares in the Qualified Initial Public Offering and pursuant to the Private Placement (as defined below), unless the Qualified Initial Public Offering is not completed within one hundred eighty (180) days of the Offering Notice.

1.5 Final Indication of Interest. No later than the time at which the managing underwriters for the Qualified Initial Public Offering obtain from potential purchasers their final indications of interest just prior to the pricing of the Qualified Initial Public Offering, the Investor may provide to the Company and the managing underwriters the Investor’s final indication of interest setting forth the number of shares the Investor is interested in purchasing in the Qualified Initial Public Offering (which number of shares may be more than, less than or equal to the number of shares represented by the dollar amount set forth in the written statement provided by the Investor pursuant to Section 1.4 above).

1.6 Compliance with Securities Laws and Regulations. Notwithstanding anything to the contrary contained in this Agreement, the Company is not undertaking the obligation to commit any act in violation of the Securities Laws and Regulations or any other laws, rules and regulations applicable to the Qualified Initial Public Offering. In the event that, (i) by reason of the provisions of this Section 1, in the Company’s reasonable judgment, based on the advice of securities counsel for the Company and concurred in by counsel for the managing underwriters, there would be any conflict with any Securities Laws and Regulations or other legal impediment or legal requirement which would prevent or materially delay the consummation of or unreasonably interfere with either the Qualified Initial Public Offering or the purchase of shares of Common Stock as contemplated in Sections 1.1 through 1.5 hereof or (ii) the Qualified Initial Public Offering shall occur within 12 months of the date hereof, then the Investor shall not have any rights under Sections 1.1 through 1.5 hereof.

1.7 Private Placement Right. In the event that (i) the Investor is not entitled to purchase a number of shares of Common Stock in the Qualified Initial Public Offering that is equal to or greater than the number of Adjusted Investor Maximum Allocated Shares

(determined in accordance with Section 1.2) because any such purchase is prevented, in whole or in part, by operation of Section 1.6 above, or (ii) the number of Adjusted Investor Maximum Allocated Shares is less than the Allocation Minimum, then in either case, the Investor shall instead have the right, but not the obligation (so long as the Investor is an “accredited investor” within the meaning of Rule 501 under the Act) to purchase from the Company, in a separate and contemporaneous private placement transaction exempt from registration with the SEC (a “Private Placement”), a number of shares of Common Stock as shall equal the difference between (x) the number of Investor Maximum Allocated Shares and (y) the number of shares of Common Stock that the Investor actually purchases in the Qualified Initial Public Offering (the “Private Placement Shares”), at a price per share equal to the price to the public in the Qualified Initial Public Offering. In the event that any such right of the Investor to purchase shares in the Private Placement arises, the Company shall deliver written notice to the Investor containing all of the information required to be included in an Offering Notice pursuant to Section 1.3 hereto, as well as, in the event such right arose pursuant to clause (i) of Section 1.6, a summary of the basis for the Company’s conclusion that there would be any conflict with any Securities Laws and Regulations or other legal impediment or legal requirement which would prevent or materially delay the consummation of or unreasonably interfere with either the Qualified Initial Public Offering or the purchase shares of Common Stock as contemplated in Sections 1.1 through 1.5 hereof (the “Private Placement Notice”). The Investor shall inform the Company in writing of its desire to purchase all of the Private Placement Shares or not to participate in the Private Placement at all. If the Investor does not so inform the Company within five business days following the date of the Private Placement Notice, then the Private Placement shall not occur and the Company, on the one hand, and the Investor, on the other hand, shall have no liability or obligation to one another in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, in the event that any such Private Placement would, in the Company’s reasonable judgment, based on the advice of securities counsel for the Company and concurred in by counsel for the managing underwriters, be deemed invalid as a private placement under the Act for any reason (including but not limited to by reason of the doctrine of “integration” with the Qualified Initial Public Offering) or would otherwise conflict with any Securities Laws and Regulations or give rise to any other legal impediment or legal requirement that would prevent or materially delay the consummation of or unreasonably interfere with the Qualified Initial Public Offering, then the Private Placement shall not occur and the Company, on the one hand, and the Investor, on the other hand, shall have no liability or obligation to one another in connection therewith. The Investor shall be entitled to apportion the rights granted pursuant to this Section 1.7 among itself and its partners, Affiliates and other aforementioned persons in such proportions as it deems appropriate.

1.8 Closing(s). The closing of the Investor’s purchase of shares in the Qualified Initial Public Offering or the Private Placement, as applicable pursuant to this Agreement shall take place simultaneously with the closing of the Company’s sale of shares to the underwriters in the Qualified Initial Public Offering. The Investor agrees to sign such reasonable and customary documents, and take such other reasonable and customary actions as the Company and, to the extent that the Investor purchases shares in the Qualified Initial Public Offering, the managing underwriters of the Qualified Initial Public Offering may reasonably request, in connection with such closing. To the extent that the Investor purchases shares in the Qualified Initial Public Offering pursuant to this Agreement, the Investor shall comply with all requirements and procedures ordinarily required by the managing underwriters of the Qualified Initial Public Offering of purchasers participating in a directed share program, if any, or of purchasers in the Qualified Initial Public Offering generally.

1.9 Conditionality. The right of the Investor to purchase shares in the Qualified Initial Public Offering under this Section 1, and the right of the Investor to purchase shares in the Private Placement under this Section 1 shall be conditioned, in each case, upon the completion of the Qualified Initial Public Offering. The Company may withdraw any registration statement for a Qualified Initial Public Offering at any time without thereby incurring any liability to the Investor or any permitted assignee of the Investor or other party that has been apportioned rights hereunder.

1.10 Rights and Restrictions. Any shares purchased by the Investor in the Qualified Initial Public Offering or the Private Placement, as applicable, shall not be entitled to any registration rights and shall not be deemed to be “Registrable Securities” as such term is defined in Section 1.1 of the Investors’ Rights Agreement.

2. Qualified Initial Public Offering Only. For the avoidance of doubt, the right of the Investor to purchase shares in the Qualified Initial Public Offering under this Agreement, and the right of the Investor to purchase shares in the Private Placement under this Agreement, as applicable, shall, in each case, only be applicable to the Qualified Initial Public Offering (and any Private Placement in connection therewith) and not to any other offering of securities by the Company, either before or after the consummation of the Qualified Initial Public Offering, unless the Company elects, in its sole discretion, to offer such a right to the Investor. In the event that the Company undertakes to offer securities pursuant to a firm commitment underwritten public offering under the Act that does not qualify as a Qualified Initial Public Offering, the Investor shall have no rights or obligations under this Agreement in respect of, or as a result of, such offering, including without limitation, the rights and obligations described in Section 1 above, but this Agreement and all rights and obligations hereunder shall remain in full force and effect until terminated pursuant to Section 5.7 below.

3. Market Stand-Off.

3.1 Market Stand-Off Terms. The Investor hereby agrees that it will not, without the prior written consent of the managing underwriters of the Qualified Initial Public Offering, during the period commencing on the date of the final prospectus relating to the Qualified Initial Public Offering and ending on the date specified by the Company and the managing underwriters (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock acquired by the Investor pursuant to this Agreement, whether acquired in the Qualified Initial Public Offering or pursuant to the Private Placement (“Directed Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Directed Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 3.1 shall apply only to the Directed Shares and shall not apply to (i) the sale of any shares by the Investor to an underwriter pursuant to an underwriting agreement, (ii) any shares of Common Stock acquired by the Investor (or any of Investor’s Affiliates) in (x) the Qualified Initial Public Offering but not pursuant to this Agreement and (y) open market transactions following the consummation of the Qualified Initial Public Offering, or (iii) any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, in each case held by the Investor immediately prior to the effectiveness of the registration statement for the Qualified Initial Public Offering and which are subject to Section 1.13 of the Investors’ Rights Agreement. The underwriters in connection with the Company’s Qualified Initial Public Offering are intended third party beneficiaries of this Section 3.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Directed Shares until the end of such period. Any discretionary waiver or termination of the restrictions of any similar “market stand-off” or “lock-up” agreements entered into by the Company or the underwriters with securityholders of the Company shall apply to all such agreements and this Agreement pro rata based on the number of shares subject to such agreements and this Agreement, as applicable. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 3.1 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

3.2 Legend. In order to enforce the foregoing covenant, the Company shall have the right to place the following restrictive legend on the certificates representing the shares subject to this section and to impose stop transfer instructions with respect to such shares until the end of such period:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

3.3 Additional Agreement. The Investor further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable time frame so requested.

4. Certain Defined Terms. In addition to the terms defined above, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any direct or indirect subsidiary of such person that is at least 50% controlled by such person, general partner, officer, director or manager of such person and any venture capital or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“FINRA” means the Financial Industry Regulatory Authority, Inc. and any successor organizations or entities thereto.

“Investor Maximum Allocated Shares” means 7.5% of the total number of shares sold in the Qualified Initial Public Offering (excluding any shares sold or to be sold pursuant to any over-allotment or green shoe option) whether sold by the Company or by selling stockholders.

“Investors’ Rights Agreement” shall mean that certain Amended and Restated Investors’ Rights Agreement dated the same date as this Agreement among the Company, the Series D Investors and certain other parties thereto, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Qualified Initial Public Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act, provided that such offering results in aggregate gross cash proceeds to the Company of not less than $100,000,000 in the aggregate (expressly including any amounts invested or to be invested by the Investor in the Qualified Initial Public Offering or the Private Placement pursuant to this Agreement).

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

“SEC” means the Securities and Exchange Commission.

“Securities Laws and Regulations” means (i) all applicable federal, state or other securities laws (including but not limited to the Act, as amended from time to time, and the rules and regulation from time to time promulgated thereunder, the 1934 Act, as amended from time to time, and the rules and regulation from time to time promulgated thereunder or the rules and regulations of any securities exchange) and (ii) all rules and regulations of FINRA or any other self-regulatory organization that are applicable to the Company, the Investor or any underwriter participating in the Qualified Initial Public Offering, as applicable.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding the foregoing, the rights of Passport are assignable by Passport, in whole or in part, only to one or more Affiliates of Passport, and in each case, (i) only to the extent that any such assignment is in compliance with all applicable securities laws, rules and regulations and (ii) only if (x) the Company is, within a reasonable time prior to such transfer, furnished with written notice of the name and address of each such proposed assignee or assignees and (y) each such proposed assignee or assignees agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation, Section 3 hereof.

5.2 Governing Law. Subject to Section 5.11 below, this Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.3 Counterparts. This Agreement may be executed and delivered by facsimile or electronic signature (including pdf) and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if also confirmed by facsimile sent during normal business hours of the recipient, effective as of the delivery of the facsimile; if not sent via facsimile during normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5.5).

5.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.7 Termination. This Agreement, and all rights and obligations hereunder, shall terminate automatically and without further notice: (i) upon the consummation of a Qualified Initial Public Offering; (ii) upon the consummation of an initial public offering: (x) that is not a Qualified Initial Public Offering, (y) where the Investor and its Affiliates convert all shares of Series D Stock then held by them into Common Stock prior to such offering and (z) the Investor is granted the right to participate in such offering or a concurrent private placement on the same terms and conditions as set forth in this Agreement; (iii) in the event that the Investor and its Affiliates and their respective successors and permitted assigns collectively cease for any reason to continue to hold at least 50% of the shares of Series D Stock that the Investor and its Affiliates originally purchase in the Series D Financing; or (iv) upon the consummation of any “Liquidation Event” (as such is defined in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended, supplemented or otherwise modified from time to time).

5.8 Entire Agreement; Amendments and Waivers. This Agreement and the other documents executed in connection with the Series D Financing constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersede any and all prior understandings and agreements, written or oral, between or among the parties hereto with respect to the specific subject matter hereof. Any term of this Agreement may be amended only with the written consent of the Company and the Investor. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party making the waiver.

5.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.10 Aggregation of Stock. All shares of Series D Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.11 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the State of California, County of San Mateo, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Section 5.2 hereof, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the parties have executed this Allocation Agreement as of the date first above written.

COMPANY:

HORTONWORKS, INC.

	By:	/s/ Rob Bearden

	Name:	Rob Bearden

	Title:	Chief Executive Officer

Address:	3460 West Bayshore Road Palo Alto, CA 94303

IN WITNESS WHEREOF, the parties have executed this Allocation Agreement as of the date first above written.

INVESTOR:

PASSPORT CAPITAL, LLC

By:	/s/ Joanne Cormican
Name: Joanne Cormican
Title: Chief Operating Officer

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